Exhibit 99.1

News Release

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS

MIDDLEFIELD, CT, JANUARY 29, 2009 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $33.5 million and a net loss of $4.0 million, or a loss of $0.24 per diluted share, for the second quarter of fiscal 2009 as compared with net sales of $40.4 million and net income of $1.2 million, or $0.07 per diluted share, for the second quarter of fiscal 2008. The second quarter of fiscal 2009 loss includes an aggregate of $0.15 per share of merger related costs, reserves for possible royalty claims, and allocation adjustments related to the Company’s acquisition of Solvision’s assets in fiscal 2008. The second quarter of fiscal 2008 net earnings included a $0.05 per diluted share reduction related to the reserve for a promissory note in connection with the Solvision acquisition.

For the first six months of fiscal 2009, the Company recorded net sales of $71.8 million and a net loss of $3.5 million, or a loss of $0.21 per diluted share, as compared with net sales of $72.1 million and net earnings of $0.2 million, or $0.01 per diluted share, for the first six months of fiscal 2008. The results for the six months ended December 31, 2008 and 2007 were negatively impacted by $0.18 and $0.06 per share, respectively, primarily for the items listed above.

Sales for the second quarter of fiscal 2009 were driven primarily by the instrument product line of our Metrology Solutions Division (73% of total revenues). Earnings were unfavorably affected by the overall reduction in sales, lower gross margins and the items listed above as compared with the second quarter of last year.

Orders for the second quarter of fiscal 2009 were $22.3 million as compared with orders of $42.9 million in the second quarter of fiscal 2008. Orders for the Metrology Solutions Division accounted for 77% of the orders received, with the Optical Systems Division contributing the remaining 23%. Metrology Solutions Division orders of $17.2 million were negatively impacted by the continued decline in the semiconductor and display markets.

Bruce Robinson, Zygo’s Chairman and CEO commented, “There is no indication that a worldwide economic recovery will occur in 2009. To that end we are taking additional actions, across the board, to restructure our business and reduce costs.”

These actions include:

  Pay reductions beginning in January of between 10-15% for executive officers and 3-8% for certain other personnel.

  Unpaid furloughs during the first quarter of calendar 2009.

  Reductions in work force of 7%.

Mr. Robinson further stated, “Annualized, these actions are expected to save us approximately $9.0 million, and further accelerated cost reductions will be taken as conditions warrant. We are focusing on liquidity and maintaining a strong balance sheet through the control of inventory, capital expenditures, and other expenses. We will continue to strategically invest in our core business in order to maintain market share and be in a position to expand revenue when our customers’ capital spending strengthens.”

On October 16, 2008, the Company announced that it had entered into an agreement and plan of merger and reorganization with Electro Scientific Industries, Inc. (“ESI”), under which the Company’s stockholders would receive 1.0233 shares of ESI stock for each share of Zygo stock held. Based on the closing price of ESI stock on the date the merger agreement was executed, this represented a value of $10.30 per share of Zygo stock.

As a result of changes in conditions since the merger agreement was executed, the Zygo Board undertook a reevaluation of the merger transaction with ESI. In its reevaluation, the Zygo Board, among other things, reviewed certain revised current and projected longer term financial, operational and customer-related information concerning ESI, as well as the assumptions underlying various forecasted results. Based on this reevaluation, the Zygo Board submitted a proposal to ESI to modify the terms of the merger agreement to increase the existing merger consideration by $4.00 per share of Zygo stock, payable in cash, and to increase from 3 to 4 the number of ESI Board seats held by Zygo designees after the closing of the merger. On January 20, 2009, ESI informed Zygo that ESI was not prepared to adjust the existing merger consideration and reiterated its belief that the existing merger consideration continued to be appropriate. Later that day, the Zygo Board announced the withdrawal of its recommendation in favor of the proposed merger.

Bruce Robinson commented, “The Zygo Board, acting in a manner consistent with its fiduciary duties, determined that the terms of the merger agreement, as currently constructed, are no longer in the best interest of the Zygo stockholders. We are continuing to evaluate the options under the merger agreement and applicable law resulting from the changed circumstances and the Zygo Board’s view of the disproportionate impact of these changes on the current and expected longer term performance and operations of ESI and Zygo. It is Zygo’s belief that our diversified portfolio of products with applications across multiple industries, will help to sustain our business during this worldwide recession.”

Note: Zygo’s teleconference to discuss the results of the second quarter of fiscal 2009 will be held at 6 PM Eastern Time on January 29, 2009 and can be accessed by dialing 800-952-3470. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations, and the business strategy, plans, anticipated sales, orders, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in net sales to our major customer; manufacturing and supplier risks; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; dependence on proprietary technology and key personnel; length of the sales cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that expected synergies and cost savings from the merger may not be realized; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; the risk that the closing of the merger between ESI and Zygo may not occur; unexpected expenses associated with the proposed merger with ESI; and customer and/or employee losses as a result of the proposed merger. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2008, as amended by our Form 10-K/A filed with the Securities and Exchange Commission on October 27, 2008.

Required Additional Information About the Proposed Merger and Where to Find It

ESI and Zygo filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (Registration No. 333-155979), which includes a joint proxy statement/prospectus with respect to the proposed merger and other relevant materials (the “proxy statement/prospectus”). BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS AND INVESTORS OF ZYGO ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS (INCLUDING THIS PRESS RELEASE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ESI, ZYGO AND THE PROPOSED MERGER. Investors and security holders may obtain copies of the proxy statement prospectus, including the annexes attached to, and the reports incorporated by reference in, the proxy statement/prospectus, and any other related reports and documents filed or to be filed by ESI or Zygo with the SEC relating to the proposed merger, free of charge, at the SEC’s web site at www.sec.gov. Investors and security holders also may obtain these documents free of charge at the Investor’s link on Zygo’s web site at www.zygo.com, or by contacting Zygo’s Investor Relations at (860) 347-8506.

Zygo and its directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with the proposed merger. Information about the directors and executive officers of Zygo and information about other persons who may be deemed participants in this proposed transaction will be included in the proxy statement/prospectus. You can find information about Zygo’s officers and directors in Zygo’s annual report (Form 10-K) filed with the SEC on September 15, 2008 and the amendment to Zygo’s annual report (Form 10-K/A) filed with the SEC on October 27, 2008. You can obtain free copies of these documents from the SEC or from Zygo using the contact information above. In addition, directors and executive officers of Zygo may have direct or indirect interests in the proposed merger due to securities holdings, vesting of options, or rights to severance payments if their employment is terminated following the acquisition. Additional information regarding Zygo and the interests of its executive officers and directors in the proposed merger is contained in the proxy statement/prospectus.

* * * * *

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$33,450	$40,369	$71,842	$72,083
Cost of goods sold	21,194	23,723	42,775	44,385
Gross profit	12,256	16,646	29,067	27,698

Selling, general, and administrative expenses	12,384	7,823	21,968	15,249
Research, development, and engineering expenses	5,815	5,463	11,411	11,105
Provision for doubtful accounts and notes	617	1,561	999	1,560
Operating profit (loss)	(6,560)	1,799	(5,311)	(216)

Other income
Interest income	291	670	660	1,481
Miscellaneous income	702	274	324	476
Total other income	993	944	984	1,957
Earnings (loss) before income taxes
and minority interest	(5,567)	2,743	(4,327)	1,741

Income tax (expense) benefit	1,898	(988)	1,437	(627)
Minority interest	(372)	(576)	(648)	(879)
Net earnings (loss)	$(4,041)	$1,179	$(3,538)	$235

Basic - Earnings (loss) per share	$(0.24)	$0.07	$(0.21)	$0.01
Diluted - Earnings (loss) per share	$(0.24)	$0.07	$(0.21)	$0.01

Weighted average shares outstanding:
Basic Shares	16,834	17,493	16,805	17,843
Diluted Shares	16,834	17,807	16,805	18,186

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	December 31, 2008	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$34,687	$26,421
Marketable securities	12,948	17,639
Receivables, net	26,708	31,036
Inventories	41,096	37,542
Prepaid expenses	2,125	2,230
Income tax receivable	836	241
Deferred income taxes	4,015	12,143
Total current assets	122,415	127,252

Marketable securities	453	6,963
Property, plant, and equipment, net	35,481	36,371
Deferred income taxes	19,478	8,904
Intangible assets, net	8,786	9,522
Other assets	995	996
Total assets	$187,608	$190,008

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$7,818	$7,955
Accrued expenses	16,300	14,414
Deferred income taxes	30	32
Total current liabilities	24,148	22,401

Other long-term liabilities	2,517	2,817
Minority interest	1,190	1,844
Stockholders' equity	159,753	162,946
Total liabilities and stockholders' equity	$187,608	$190,008